Filed Pursuant to Rule 424(b)(3)
Registration Number 333-166625

PROSPECTUS SUPPLEMENT NO. 3
to Prospectus dated
May 19, 2011

CORNERSTONE BANCSHARES, INC.

This Prospectus Supplement No. 3 (the “Supplement”) supplements our Prospectus dated May 19, 2011 (the “Prospectus”) relating to the offer and sale by Cornerstone Bancshares, Inc. (the “Company”) of up to 600,000 shares of Series A Convertible Preferred Stock (“Preferred Stock”) and the first supplement to the Prospectus dated June 13, 2011 (the “First Supplement”) and the second supplement to the Prospectus dated November 23, 2011 (the “Second Supplement”).

The purpose of this Supplement is to inform you of certain developments that have occurred since the date of the Second Supplement.  This Supplement should be read together with, and may not be delivered or utilized without, the Prospectus, the First Supplement and the Second Supplement.  The information contained in this Supplement is qualified by reference to the Prospectus, the First Supplement and the Second Supplement, except to the extent that the information in this Supplement updates or supersedes the information contained in the Prospectus, the First Supplement and Second Supplement.

Extension of Offering

We have determined to extend the offering through June 30, 2012.  The offering is being conducted on a “best efforts” basis and we will terminate it upon the sale of 600,000 shares or June 30, 2012, whichever occurs first.  We also reserve the right to end the offering at any time if we determine that the total amount of subscriptions will provide adequate capitalization for us and our bank subsidiary.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 3 is December 29, 2011